EXHIBIT 23.1

To the Board of Directors and Stockholders of

Hour Loop, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 27, 2021 with respect to the consolidated financial statements of Hour Loop, Inc., for the years ended December 31, 2019 and 2020, and the related statements of operations, comprehensive income, stockholders’ equity, and cash flows and the related notes and schedules (collectively referred to as the “financial statements”) for each of the two years ended December 31, 2019 and 2020, in this Registration Statement on Form S-1 of Hour Loop, Inc. and the related Prospectus of Hour Loop, Inc. filed with the Securities and Exchange Commission.

TPS Thayer, LLC

Sugar Land, Texas

October 27, 2021